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
PRICING SUPPLEMENT NO. 3 DATED:  November 24, 1999                                     RULE 424(b)(2)
to Prospectus Supplement Dated September 13, 1996                REGISTRATION STATEMENT NO. 333-10577
to Prospectus Dated September 13, 1996
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                                     KEYCORP


                                  $100,000,000

                           [X]  SENIOR MEDIUM-TERM NOTES, SERIES D
                           [ ]  SUBORDINATED MEDIUM-TERM NOTES, SERIES C


       [X] Floating Rate Notes                  [ ]         % Fixed Rate Notes
       [X] Book-Entry Notes                     [ ]   Certificated Notes


                  Original Issue Date:  November 29, 1999
                  Maturity Date:  December 1, 2000
                  Issue Price:  99.9806%
                  Paying Agent:  Bankers Trust Company
                  Authenticating Agent:  Bankers Trust Company


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
Option to Elect Redemption:      [ ]  Yes   [X]  No               Option to Extend Maturity:              [ ]  Yes    [X]   No
--------------------------                                        -------------------------
Redemption Date(s):                                               Extended Maturity Dates:
Initial Redemption Percentage:                                    Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

Option to Elect Repayment:       [ ]  Yes   [X]  No               Specified Currency (not U.S. Dollars):  [ ]  Yes    [X]   No
-------------------------                                         -------------------------------------
Repayment Date(s):                                                Authorized Denominations:
Repayment Price(s):                                               Exchange Rate Agency:

Repurchase Price (if any):                                        Optional Interest Rate Reset:           [ ]  Yes    [X]   No
Amortization Schedule (if any):                                   Optional Interest Rate Reset Dates:     [ ]  Yes    [X]   No
Sinking Fund Defeasance:         [ ]  Yes   [X]  No               Optional Extension of Maturity:         [ ]  Yes    [X]   No
                                                                  Length of Extension Period:             [ ]  Yes    [X]   No
Minimum Denominations:   [X]  $100,000   [ ] $1,000   [ ]  Other:
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                              FIXED RATE NOTES ONLY
                              ---------------------

Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than May 16 and November 16:

                            FLOATING RATE NOTES ONLY
                            ------------------------

                                   BASE RATE:
                                   ----------

                  [ ]  CD Rate                     [ ]  Treasury Rate
                  [ ]  Commercial Paper Rate       [ ]  CMT Rate
                  [ ]  Federal Funds Rate          [ ]  COFI Rate
                  [X]  LIBOR                       [ ]  Other (specify):
                  [ ]  Prime Rate

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
             Initial Interest Rate:  3-month LIBOR effective on    Total Amount of OID: n/a
                  November 24, 1999 + .07%
                                                                   Yield to Maturity: n/a

             Index Maturity:  3-month LIBOR                        Initial Accrual Period OID
                                                                      and Designated Method:  n/a

                                                                   Interest Determination Date:  Two London and New York business days prior to each Interest Coupon Date

             Spread (Plus or minus):  plus .07%                    Interest Reset Period: Quarterly

                                                                   Interest Reset Dates:  Quarterly on the 1st day of March, June,
                                                                        September and December

             Maximum Interest Rate:  n/a                           Interest Payment Dates:  Quarterly on the 1st day of March,
                                                                        June, September and December, commencing on March 1, 2000

                                                                   Calculation Date:  n/a

             Minimum Interest Rate:  n/a                           Spread Multiplier:  n/a

                                                                   Telerate Page: 3750

             Calculation Agent: KeyBank National Association       Other Terms (if any):  n/a


AGENT:         [ ] Salomon Smith Barney Inc.                          Agent's Discount or Commission: $19,400
               [ ] Chase Securities Inc.                              Trade Date:  November 23, 1999
               [ ] Citicorp Securities, Inc.                          Proceeds to KeyCorp:  $99,980,600
               [ ] Credit Suisse First Boston Corporation
               [ ] Goldman, Sachs & Co.
               [X] J.P. Morgan Securities Inc.
               [ ] Other _________________________

[ ]  Acting as Agent      [ ]  Agent is acting as Agent for the sale of Notes by KeyCorp at a price of % of the principal amount

[X]  Acting as Principal  [X]  Agent is purchasing Notes from KeyCorp as Principal for resale to investors and other purchasers at:
                                [ ]  a fixed public offering price of % of the Principal amount
                                    [X]  varying prices related to prevailing market prices at the time of resale to be determined by such  Agent
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